Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Boston Omaha Corporation:

We consent to the use of our report dated March 29, 2021, with respect to the consolidated balance sheet of Boston Omaha Corporation as of December 31, 2020, the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the period ended December 31, 2020, and the related notes (collectively, the “consolidated financial statements”), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Omaha, Nebraska
March 30, 2021